Exhibit 99.1

 Alaska Industrial Development and Export Authority Receives Final Federal Authorizations for the Ambler Road Project

VANCOUVER, Jan. 11, 2021 /CNW/ -  Trilogy Metals Inc. (TSX/NYSE American: TMQ) ("Trilogy" or the "Company") is pleased to announce that the Alaska Industrial Development and Export Authority ("AIDEA") has signed agreements for Right-of-Ways for the Ambler Road Project with the United States Bureau of Land Management ("BLM") and the National Park Service ("NPS").  The agreements grant a 50-year right-of-way on federally owned and managed land by the federal agencies for the future development of the Ambler Mining District Industrial Access Road.

On July 23, 2020, the BLM issued the Joint Record of Decision ("JROD") for the Ambler Road Project.  The JROD approves the development of the northern or "A" route which is to be a 211-mile-long gravel private access road in the southern Brooks Range foothills to provide industrial access to the Ambler Mining District.  Along with the JROD, a Section 404 Permit, which is governed by the Clean Water Act ("CWA"), was issued by the United States Army Corp. of Engineers ("USACE") to AIDEA.

On January 6, 2021, BLM, NPS and AIDEA signed Right-of-Way agreements giving AIDEA the ability to cross federally owned and managed lands along the route for the Ambler Road Project approved in the JROD. The authorizing documents with the two agencies are the final federal permits required for the Ambler Road Project.

Ambler Metals LLC ("Ambler Metals"), the joint venture operating company equally owned by Trilogy and South32 Limited (ASX, LSE, JSE: S32; ADR: SOUHY) ("South32") is also continuing discussions with AIDEA on securing a predevelopment funding agreement for the detailed engineering work for the Ambler Road Project.

During the 2020 field season, AIDEA was able to complete initial fieldwork on the proposed Ambler Access Project route which included a light detection and ranging survey ("LIDAR") and aerial photography and cultural resource work. AIDEA anticipates carrying out more fieldwork during the 2021 season while following all mandates required by the Covid 19 pandemic.

The Company also notes that a coalition of national and Alaska environmental non-government organizations ("ENGO") have filed a lawsuit against the federal agencies responsible for issuing the JROD. The ENGO's main position is that due process was not carried out during the permitting of the AMDIAP. Subsequently, AIDEA, and Ambler Metals have filed for and received intervenor status in the lawsuit and will be defending the issuance of the JROD and the permits.

Tony Giardini, President and CEO of Trilogy, commented, "I would like to commend AIDEA for the continued positive progress of the Ambler Access Project which is a critical link in the development of the Ambler Mining District. Despite the difficult times caused by the COVID pandemic, AIDEA and the government of Alaska have demonstrated effective leadership and we expect continued progress on the road during 2021."

About Trilogy Metals

Trilogy Metals Inc. is a metals exploration and development company which holds a 50 percent interest in Ambler Metals LLC which has a 100 percent interest in the Upper Kobuk Mineral Projects ("UKMP") in northwestern Alaska. On December 19, 2020, South32, which is a globally diversified mining and metals company, exercised its option to form a 50/50 joint venture with Trilogy. The UKMP is located within the Ambler Mining District which is one of the richest and most-prospective known copper-dominant districts located in one of the safest geopolitical jurisdictions in the world. It hosts world-class polymetallic volcanogenic massive sulphide ("VMS") deposits that contain copper, zinc, lead, gold and silver, and carbonate replacement deposits which have been found to host high-grade copper and cobalt mineralization. Exploration efforts have been focused on two deposits in the Ambler mining district - the Arctic VMS deposit and the Bornite carbonate replacement deposit. Both deposits are located within land package that spans approximately 172,636 hectares. Ambler Metals has an agreement with NANA Regional Corporation, Inc., a Regional Alaska Native Corporation that provides a framework for the exploration and potential development of the Ambler mining district in cooperation with local communities. Our vision is to develop the Ambler mining district into a premier North American copper producer.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain "forward-looking information" and "forward-looking statements" (collectively "forward-looking statements") within the meaning of applicable Canadian and United States securities legislation including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein, including, without limitation, statements relating to the permitting and construction of the AIDEA and the merits of the UKMP are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as "expects", "anticipates", "believes", "intends", "estimates", "potential", "possible", and similar expressions, or statements that events, conditions, or results "will", "may", "could", or "should" occur or be achieved. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from the Company's expectations include the uncertainties involving success of exploration activities, permitting timelines, requirements for additional capital, government regulation of mining operations, environmental risks,  prices for energy inputs, labour, materials, supplies and services, uncertainties involved in the interpretation of drilling results and geological tests, unexpected cost increases and other risks and uncertainties disclosed in the Company's Annual Report on Form 10-K for the year ended November 30, 2019 filed with Canadian securities regulatory authorities and with the United States Securities and Exchange Commission and in other Company reports and documents filed with applicable securities regulatory authorities from time to time. The Company's forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. The Company assumes no obligation to update the forward-looking statements or beliefs, opinions, projections, or other factors, should they change, except as required by law.

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SOURCE Trilogy Metals Inc.

View original content: http://www.newswire.ca/en/releases/archive/January2021/11/c3141.html

%CIK: 0001543418

For further information: Company Contacts : Patrick Donnelly, Vice President, Corporate Communications & Development, patrick.donnelly@trilogymetals.com, 604-630-3569; 604-638-8088 or 1-855-638-8088

CO: Trilogy Metals Inc.

CNW 06:30e 11-JAN-21